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                                                                 Exhibit 10.3


                              TAX SHARING AGREEMENT

            This TAX SHARING AGREEMENT (the "Agreement") is entered into as of December 3, by and between TransDigm Holding Company, ("Parent") and Transdigm Inc. (the "Subsidiary");

            WHEREAS, Parent and Subsidiary are members of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which Parent is the common parent corporation (the "Group"); and

            WHEREAS, Parent and Subsidiary desire to provide for the sharing and allocation of income taxes in accordance with this Agreement.

            NOW, THEREFORE, in consideration of their mutual covenants set forth herein, the parties hereto agree as follows:

            1. Agreement to File Consolidated Income Tax Returns. Subsidiary, on behalf of Subsidiary and the subsidiaries of Subsidiary that are members of the Group within the meaning of Section 1504(a) of the Code (a "Sub-Subsidiary" or "Sub-Subsidiaries"), consents to the filing with the Group of consolidated Federal income tax returns for all taxable periods in which each of them is eligible to be a member of the Group. Parent, as an agent of the Group, agrees to file such consents, elections, returns and other documents, and to take such other actions as may be necessary or appropriate to file a consolidated Federal income tax return for each taxable period for which the Group is required or permitted to file such a tax return. Any taxable period ending after the date of this Agreement for which Parent and Subsidiary is included in a consolidated Federal income tax return filed by the Group is referred to as a "Consolidated Return Year."
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            2. Payments by Subsidiary; Audit Adjustments. On each due date
(including extensions) for the payment of any Federal income tax (or any portion thereof, including installments of estimated tax) by the Group for each Consolidated Return Year, Subsidiary shall pay to Parent the amount of income tax liability it would have had on such due date if it had filed a separate consolidated Federal income tax return for the affiliated group consisting of it and Sub-Subsidiaries ( the "Subsidiary Group") for such taxable year and all prior taxable years. In the event that upon audit of any consolidated Federal income tax return for the Parent Group, there are adjustments that affect the computations under the preceding sentence of this paragraph or paragraphs 3 or 4 hereof, appropriate adjustments and payments shall be made to reflect the difference between the amounts previously paid and the amounts due taking into account the effect of such adjustments.

            3. Computation of Subsidiary Group Separate Income Tax Liability. The amount of the Federal income tax liability that the Subsidiary Group would have had for any Consolidated Return Year if it had not joined in a consolidated Federal income tax return with the Group shall be computed as if it were filing a separate consolidated Federal income tax return. Subsidiary shall be entitled to credit against any income tax liability so computed the net amount of any credit at the time outstanding to its account arising by reason of the provisions of paragraph 4 hereof.

            4. Tax Benefits. If, on the basis of the computations made by Parent in accordance with paragraph 3 hereof, the Subsidiary Group would have had a net loss, tax credit or claim for a refund of Federal income taxes, Parent will credit to Subsidiary an amount equal to such net loss, tax credit or refund, the extent such net loss, tax credit or refund reduced the


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consolidated Federal income tax liability of the Group (excluding the Subsidiary
Group). As used herein, the term "net loss" shall include a capital loss. Any such credit to Subsidiary shall be applied against payments due under paragraph
2 hereof (as described in paragraph 3 hereof) after the date of such credit; provided, however, that if Parent would have a shortfall in its cash to pay the Group's tax liability currently due if such credit were to be allowed, such credit would be carried forward to be used in the future.

            5. State, Local or Foreign Income Tax Returns. In the event Parent files combined or consolidated state, local or foreign income tax returns with Subsidiary, the provisions of paragraphs 1 through 5 hereof shall apply and govern the amount and time of payment by Subsidiary to Parent and by Parent to Subsidiary, as if such combined or consolidated income tax returns filed were consolidated Federal income tax returns.

            6. Obligations and Entitlements of Sub-Subsidiaries. Each Sub-Subsidiary shall be obligated to make such payments to Subsidiary, and shall be entitled to receive such payments and other credits from Subsidiary, pursuant to paragraphs 1 through 6 hereof as if each Sub-Subsidiary were in Subsidiary position and Subsidiary were in Parent's position.

            7. New Subsidiaries. Any future directly or indirectly owned subsidiary of Subsidiary that is acquired or established subsequent to the date of this Agreement shall be bound by the terms of this Agreement.

            8. Further Actions. The parties will execute and deliver such further instruments and do such further acts and things (including, without limitation, by causing their subsidiaries to do such acts and things) as may be required to carry out the intent and purposes of this Agreement.


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            9. Termination of Prior Tax Sharing Agreements. Any and all tax
sharing agreements or arrangements binding on any of Parent, Subsidiary or Sub-Subsidiaries shall be terminated and have no further force and effect as of the date hereof.

            10. Successors. This Agreement shall be binding on and shall inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

            11. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of New York, without giving effect to the conflict laws of such state.

            12. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

            13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            14. Headings. The headings of the paragraphs of this Agreement are for reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.


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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers duly authorized as of the day and year first above written.

                                       Parent: TRANSDIGM HOLDING COMPANY


                                       By:  /s/ Peter Radekevich
                                           -------------------------------------
                                       Name:    Peter Radekevich
                                            ------------------------------------
                                       Title: Chief Financial Officer


                                       Subsidiary: TRANSDIGM INC.


                                       By:  /s/ Peter Radekevich
                                           -------------------------------------
                                       Name:    Peter Radekevich
                                            ------------------------------------
                                       Title: Chief Financial Officer


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